Exhibit 4.1

SUBSCRIPTION AGREEMENT

Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms its agreement with Arcimoto, Inc., an Oregon corporation (the “Company”), as follows:

1. This Subscription Agreement, including the Terms and Conditions for Purchase of Securities attached hereto as Annex A (collectively, this “Subscription Agreement”) is made as of the date set forth below between the Company and the Investor for the Investor’s purchase of shares of the Company’s common stock and a note, with warrant coverage, for an aggregate purchase price of $4.5 million (the “Aggregate Purchase Price”) as set forth below.

2. Shares – The Company has authorized the sale and issuance to the Investor of 500,000 authorized and unissued shares (the “Shares”) of its common stock, no par value per share. The Investor will receive Shares at an offering price equal to $3.00 per share for an aggregate purchase price of $1.5 million (the “Share Purchase Price”).

3. Warrant – The Company has authorized the sale and issuance to the Investor of a warrant (the “Warrant”) to purchase 942,857 authorized and unissued Shares. The warrant exercise price shall be equal to $3.50 per share for an aggregate exercise price of $3.3 million (the “Warrant Exercise Price”). The exercise period for the Warrant shall be three (3) years from the Closing Date (as defined in Section 3.1 of Annex A) (the “Exercise Period”). The Warrant shall be in the form attached hereto as Exhibit A.

4. Note.

(a) The Company authorized the sale and issuance to the Investor of a note (the “Note”) in the aggregate amount of $3.0 million (the “Note Purchase Price”). In exchange for the Note Purchase Price paid by the Investor, the Company will sell and issue to the Investor the Note. Starting on the Closing Date, the Note shall accrue non-compounding interest on its unpaid principal balance at ten (10%) percent per annum. The Company shall pay to the Investor a minimum of one (1) year of interest. The Company shall pay the unpaid principal amount and accrued interest under the Note on the earlier of: (a) the Maturity Date; or (b) the Company’s Prepayment to the Investor, prior to the Maturity Date, of the full amount of principal and accrued interest on the Note.

(b) As long as there is no existing Event of Default, the Company shall have the option to extend the Maturity Date to eighteen (18) months after the Closing Date by providing Investor with: (i) written notice within twelve (12) months of the Closing Date of Company’s intention to extend the Maturity Date and (ii) payment of Three Hundred Thousand Dollars ($300,000) as an additional fee (the “Maturity Date Extension Option”). Other than through the exercise of the Maturity Date Extension Option, the Company and Investor may only adjust or extend the Maturity Date by written agreement.

(c) The Note shall be substantially in the form attached hereto as Exhibit B, and secured by all of the Company’s assets pursuant to the terms of a security agreement in the form attached hereto as Exhibit C (the “Security Agreement”), an intellectual property security agreement in the form attached hereto as Exhibit D (the “IP Security Agreement”), and a collateral assignment of lease agreement in the form attached hereto as Exhibit E (the “Lease Collateral Assignment”).

5. Seniority – Notwithstanding any provision in this Subscription Agreement to the contrary, the indebtedness evidenced by the Note shall be senior in all respects to the liens, terms, covenants and conditions of all existing debt, except for the Permitted Senior Obligations; provided, however, that the Company shall cause the lien by Bob Dickman Tire Center, Inc., UCC number 91370166 filed on November 7, 2017 (the “Bob Dickman Tire Lien”) to be terminated within thirty (30) days of the Closing Date (“UCC Termination Date”). After the UCC Termination Date, the Bob Dickman Tire Lien shall no longer be a Permitted Senior Obligation. To the extent of any conflict or inconsistency between the other terms of this Subscription Agreement and this Section 5, the provisions of this Section 5 shall control. The Investor’s rights and remedies under this Subscription Agreement, the Note, the Security Agreement, the IP Security Agreement and the Lease Collateral Assignment shall be senior to the rights and remedies of any other lender except for the Permitted Senior Obligations.

6. Use of Proceeds – The proceeds from the sale and issuance of the Note and the Warrant shall be used: (a) to provide working capital and funds for capital expenditures and general corporate purposes for the Company; and (b) to pay liabilities, fees, costs and expenses, including those incurred in the execution and delivery of this Subscription Agreement and the Other Investor Agreements.

7. Payment and Prepayment of the Note.

(a) Principal and Interest Payments.

(i) Prepayment. Principal and interest on the Note may be prepaid in whole or in part at any time prior to the Maturity Date at the election of the Company (a “Prepayment”) upon at least two (2) days’ prior written Notice to the Investor. Full or partial Prepayments shall be allowed without any prepayment fee or penalty provided that by the time that the Note is paid in full, the Company shall have paid to the Investor a minimum interest payment of one (1) year’s interest.

(ii) Principal and interest on the Note shall be due and payable as follows:

A. Outstanding principal shall be due and payable on the Maturity Date, unless the Company has made a Prepayment of the full amount of principal and accrued interest on the Note to the Investor.

B. Accrued interest (minimum of one (1) year’s interest) shall be due and payable in arrears on the Maturity Date, unless the Company has made a Prepayment of the full amount of principal and accrued interest on the Note. Notwithstanding any provision to the contrary in this Subscription Agreement or any of the Other Investor Agreements, the Company shall not be required to pay, and the Investor shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

(iii) In the event the Company has made a partial Prepayment to the Investor, the amount of principal and interest (minimum of one year’s interest) on the Note due to the Investor on the Maturity Date shall be offset by any Prepayment amount.

(b) Direct Payment. The Company will pay all sums becoming due hereunder on the Note to the Investor by same day wire transfer of immediately available lawful money of the United States of America to an account designated in writing by the Investor to Company. All payments by the Company shall be made without offset, counterclaim, or deduction of any kind.

(c) Payments Payable on Business Days. Payments of all amounts due hereunder or under the Note shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the immediately preceding Business Day, together with all interest (if any) accrued to and including such preceding Business Day.

8. Form of Note; Replacement.

(a) Form of Note. The Note will be substantially in the form attached hereto as Exhibit B, in each case appropriately completed to show the name of the Investor and the principal amount of the Note.

(b) Replacement of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation, or destruction of the Note and, in the case of mutilation, upon surrender and cancellation of such mutilated Note, the Company, without charge to the Investor, will make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. The affidavit of an authorized officer of the Investor setting forth the fact of loss, theft or destruction of the Note shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note. In the event the Note is replaced under this Section 8, any reference in this Subscription Agreement to the “Note” shall apply equally to the replacement note.

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(c) Withdrawals. Except as provided in this Subscription Agreement, the Investor may not request redemption of the Note or demand any return of capital from the Company.

9. The offering and sale of the Shares and Warrant (the “Offering”) are being made pursuant to (i) an effective Registration Statement on Form S-3, File No. 333-227683 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) (including the prospectus contained therein) and (2) a prospectus supplement dated December 2018, and any other prospectus supplement we may file with the SEC, containing certain supplemental information regarding the Shares, Warrant and Note and terms of the Offering that has been or will be filed with the SEC and made available to the Investor; provided, however, that the Company has no intention to list the Warrant or Note on an exchange or any trading market and does not expect a trading market to develop for the Warrant or Note. The Note is being issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

10. The Company and the Investor agree that at the Closing (as defined in Section 3(a)(ii) of Annex A), the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares, Warrant and Note for the Aggregate Purchase Price. The Shares, Warrant and Note shall be purchased pursuant to the Terms and Conditions for Purchase of Securities attached hereto as Annex A and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by any placement agent and that there is no minimum offering amount.

11. The Shares purchased by the Investor and all shares issued pursuant to exercise of the Warrant, if any, will be registered directly on the Company’s records in book-entry form through the facilities of The Depository Trust Company’s Direct Registration System (DRS) in accordance with the instructions set forth on the signature page attached hereto.

UPON THE CLOSING, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE TO THE ACCOUNT PREVIOUSLY PROVIDED TO THE INVESTOR BY THE COMPANY.

12. The Investor represents that (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an Associated Person (as such term is defined under the FINRA’s NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the SEC) of which the Investor is a part in connection with the Offering, acquired, or obtained the right to acquire, 20% or more of the Company’s common stock (or securities convertible into or exercisable for common stock) or the voting power of the Company on a post-transaction basis.

13. The Investor represents that it has had access to (i) the prospectus, dated October 17, 2018, which is a part of the Company’s Registration Statement, and the documents incorporated by reference therein, (ii) the prospectus supplement dated December 2018, and the documents incorporated by reference therein, and (iii) any additional prospectus supplement the Company has filed in connection with the Offering with the SEC (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Subscription Agreement.

14. The Investor acknowledges that it has received such information as it deems necessary in order to make an investment decision with respect to the Shares, Warrant and Note. The Investor understands that it and its professional advisor(s), if any, have the right to ask questions of and receive answers from the Company and its officers and directors, and to obtain such information concerning the terms and conditions of the offering of the Shares, Warrant and Note to the extent that the Company possesses the same or could acquire it without unreasonable effort or expense, as the Investor, and its professional advisor(s) deem necessary to verify the accuracy of the information referred to in the Disclosure Package pursuant to which the Shares, Warrant and Note are being offered. The Investor represents and agrees that it and its professional advisor(s), if any, have asked such questions, received such answers and obtained such information as the Investor and its professional advisor(s), if any, deem necessary to verify the accuracy (a) of the information referred to in the Disclosure Package and (b) of any other information that the Investor and its professional advisor(s), if any, deem relevant to making an investment decision with respect to the Shares, Warrant or Note.

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15. The Investor acknowledges that ROTH Capital Partners (“ROTH”) has acted as a financial advisor for the Company and Investor in connection with the issuance of the Shares, Warrant and Note and consents to ROTH’s actions in this regard and hereby waives any and all claims, actions, liabilities, damages or demands it may have against ROTH in connection with any alleged conflict of interest arising from ROTH’s engagement as financial advisor.

16. Assignment – Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

17. Definitions – Capitalized words not otherwise defined in this Subscription Agreement will have the meanings set forth in this Section 17:

(a) “Aggregate Purchase Price” has the meaning ascribed to it in Section 1.

(b) “Business Day” means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in Oregon.

(c) “Closing” has the meaning ascribed to it in Section 3(a)(ii) of Annex A.

(d) “Closing Date” has the meaning ascribed to it in Section 3(a)(ii) of Annex A.

(e) “Closing Fees” has the meaning ascribed to it in Section 16 of Annex A.

(f) “Disclosure Package” has the meaning ascribed to it in Section 13.

(g) “Due Diligence Fees” has the meaning ascribed to it in Section 16 of Annex A.

(h) “Economic Default” has the meaning ascribed to it in Section 4(a)(i) of Annex A.

(i) “Event of Default” has the meaning ascribed to it in Section 4(a) of Annex A.

(j) “Exercise Period” has the meaning ascribed to it in Section 3.

(k) “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

(l) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections

(m) “IP Security Agreement” has the meaning ascribed to it in Section 4(c).

(n) “Lease Collateral Assignment” has the meaning ascribed to it in Section 4(c).

(o) “Legal Fees” has the meaning ascribed to it in Section 16 of Annex A.

(p) “Lower Florida Keys” has the meaning ascribed to it in Section 6(j) of Annex A.

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(q) "Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Company, (b) the validity or enforceability of the Subscription Agreement or the Other Investor Agreements, (c) the perfection or priority of any lien purported to be created by any collateral document, (d) the rights or remedies of the Investor under the Subscription Agreement or the Other Investor Agreement or (e) the ability of the Company to perform any of its material obligations under the Subscription Agreement or the Other Investor Agreements.

(r) “Maturity Date” means twelve (12) months from the Closing Date unless the Company elects the Maturity Date Extension Option pursuant to Section 4(b), in which case the Maturity Date shall mean eighteen (18) months from the Closing Date.

(s) “Maturity Date Extension Option” has the meaning attributed to it in Section 4(b).

(t) “Non-Economic Default” has the meaning attributed to it in Section 4(a)(2).

(u) “Note” has the meaning attributed to it in Section 4(a).

(v) “Note Purchase Price” has the meaning ascribed to it in Section 4(a).

(w) “Notice” has the meaning attributed to it in Section 8 of Annex A.

(x) “Offering” has the meaning ascribed to it in Section 9.

(y) “Other Investor Agreements” means the Note, the Security Agreement, the IP Security Agreement, the Warrant, the Lease Collateral Assignment and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company, any guarantor or any other Person and delivered to and for the benefit of the Investor.

(z) “Permitted Senior Obligations” means : means the obligations of the Company to the companies listed below, as secured by UCC Financing Statements listed below filed on the dates listed below:

Secured Party	UCC Number	Date Filed
Bob Dickman Tire Center, Inc.	91370166	11/7/2017
HYG Financial Services, Inc. (Lessor)	91396133	12/7/2017
Intech Funding Corp	91429051	1/11/2018
Crestmark Equipment Finance, Inc.	91457717	2/13/2018
m2 Lease Funds LLC (Seller)	91464987	2/21/2018
Midland States Bank (Lessor)	91491268	3/20/2018
PNC Equipment Finance, LLC	91503323	3/30/2018
International Financial Services Corporation	91514613	4/11/2018
International Financial Services Corporation	91514620	4/11/2018
Sumitomo Mitsui Finance & Leasing Co., Ltd.	91547292	5/14/2018
Bryn Mawr Equipment Finance, INC. (Lessor)	91564120	5/30/2018
Sumitimo Mitsui Finance & Leasing CO., Ltd.	91580426	6/18/2018
Bank of the West	91709514	10/29/2018

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(aa) “Person” means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, limited liability company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

(bb) “Prepayment” has the meaning attributed to it in Section 7(a)(1).

(cc) “Registration Statement” has the meaning ascribed to it in Section 9.

(dd) “ROTH” has the meaning ascribed to it in Section 15.

(ee) “Security Agreement” has the meaning attributed to it in Section 4(c).

(ff) “Shares” has the meaning attributed to it in Section 2.

(gg) “Share Purchase Price” has the meaning ascribed to it in Section 2.

(hh) “Share Transfer Date” has the meaning ascribed to it in Section 3(a)(i) of Annex A.

(ii) “Subscription Agreement” has the meaning ascribed to it in Section 1.

(jj) “Transfer Agent” has the meaning ascribed to it in Section 3(a)(i) of Annex A.

(kk) “Warrant” has the meaning ascribed to it in Section 3.

(ll) “Warrant Exercise Price” has the meaning ascribed to it in Section 3.

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Number of Shares:	500,000
Warrant:	942,857 shares
Note Amount:	$3,000,000
Aggregate Purchase Price:	$4,500,000

DRS ELECTRONIC BOOK ENTRY CONFIRMATION Delivery Instructions:

Name in which Shares should be issued: FOD Capital, LLC

Tax ID Number for the Investor, if applicable: ______________________

DRS Account Number for the Investor, if applicable: ______________________

Address for Shareholder Communications:

Street: 7009 Shrimp Road, Suite #4

City/State/Zip: Key West, FL 33040________________________________

Attention: Michael T. Raymond, Manager

Telephone No.: (248) 433-7273

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: December 27, 2018

INVESTOR: FOD Capital, LLC

By:	/s/ Michael T. Raymond
Print Name:	Michael T. Raymond
Title:	Manager

Agreed and Accepted
this 27 day of December, 2018:

ARCIMOTO, INC.

By:	/s/ Mark Frohnmayer
Name: Mark Frohnmayer Title: CEO

Signature Page to Subscription Agreement

ANNEX A

TERMS AND CONDITIONS FOR PURCHASE OF SECURITIES

1. Authorization and Sale of the Shares, Warrant and Note. Subject to the terms and conditions of this Subscription Agreement, the Company has authorized the sale of the Shares, Warrant and Note.

2. Agreement to Sell and Purchase. At the Closing (as defined in Section 3(a)(ii)), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the Shares as set forth on the last page of the Subscription Agreement to which these Terms and Conditions for Purchase of Securities are attached as Annex A (the “Signature Page”) for the Aggregate Purchase Price therefor set forth on the Signature Page. Terms not otherwise defined herein shall have the mean ascribed to them in the Subscription Agreement.

3. Closings and Delivery of the Shares and Funds.

(a) Closing.

(i) The Closing will take place remotely via the exchange of documents and signatures on the date of and simultaneously with the execution of the Subscription Agreement, or at such other time and places as mutually agreed upon in writing by the Company and the Investor. At the Closing, the Investor will deliver the Aggregate Purchase Price to the Company, and the Company will deliver to the Investor an executed Note and Warrant. The completion of the purchase and sale of the Shares by the Investor shall occur within three trading days of the Closing Date at a place and time to be specified by the Company (the “Share Transfer Date”). On the Share Transfer Date, the Company shall cause Computershare Trust Company, N.A., the Company’s “Transfer Agent,” to register directly on the Company’s records in book-entry form through the facilities of The Depository Trust Company’s Direct Registration System (DRS) the number of Shares purchased by the Investor as set forth on the Signature Page.

(ii) “Closing” shall mean the consummation of the transactions contemplated by the Subscription Agreement and the Other Investor Agreements and the payment by the Investor of the Aggregate Purchase Price.

(iii) “Closing Date” means the date on which the Subscription Agreement has been executed by the Company and the Investor and the Aggregate Purchase Price has been paid by the Investor to the Company.

(b) Conditions to the Obligations of the Parties.

(i) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Note, Warrant and Shares to the Investor shall be subject to: (A) the receipt by the Company of the Aggregate Purchase Price for the Shares, Warrant and Note together with (1) the Subscription Agreement, (2) the Note, (3) the Security Agreement, (4) the IP Security Agreement, and (5) the Lease Collateral Assignment, each duly executed by the Investor, and (B) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to Closing.

(ii) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Note, Warrant and Shares will be subject to : (A) the Company’s delivery on the Closing Date of: (1) the Subscription Agreement, (2) the Note issued in the name of the Investor, (3) the Security Agreement, (4) the IP Security Agreement, (5) the Lease Collateral Assignment, and (6) the Warrant, each duly executed by the Company, and (B) the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to Closing.

(c) Delivery of Funds. The Investor shall remit by wire transfer the amount of funds equal to the Aggregate Purchase Price on or before the day of Closing to the account designated by the Company and separately provided to the Investor.

(d) Delivery of Shares. No later than three trading days after the date of Closing, the Shares will be registered directly on the Company’s records in book-entry form through DRS in accordance with the instructions set forth on the signature page attached hereto.

4. Non-payment of Interest; Events of Default.

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(i) The Company shall fail to perform or observe any material agreement, covenant, term or condition contained in the Subscription Agreement, the Note, or the Warrant, including, but not limited to, if the Company shall fail to pay, when due, any principal, interest, or other sums payable under either the Note or the Subscription Agreement and/or the Company fails to provide Investor with franchise rights pursuant to Section 6(j) of this Annex A (an “Economic Default”); or

(ii) the Company: (i) becomes insolvent; (ii) is generally unable to pay, or fails to pay, its debts as they become due; (iii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; (v) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business, or (vi) if there is an inaccuracy in or breach of any of the representations, warranties or covenants of the Company contained in this Subscription Agreement or any of the Other Investor Agreements. Any Event of Default described under this Section 4, the Note, the Security Agreement, the IP Security Agreement, or the Lease Collateral Assignment, other than an Economic Default, shall be referred to as a “Non-Economic Default.”

(b) Remedies of the Investor upon Occurrence of Event of Default. If any Event of Default described in Section 4 occurs and continues for a period of ten (10) days, in the case of an Economic Default, or thirty (30) days, in the case of a Non-Economic Default, after written Notice thereof given by the Investor to the Company, then the Investor shall elect in writing within three (3) days to either: (a) declare the Note immediately due and payable; or (b) continue to hold the Note with the rate of interest increased by 8% (from 10% to 18%) for so long as the Event of Default shall remain uncured.

5. Representations, Warranties and Covenants of the Investor.

The Investor acknowledges, represents and warrants to, and agrees with, the Company that:

(a) The Investor (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and (b) in connection with its decision to purchase the Shares set forth on the Signature Page, has received and is relying only upon the Disclosure Package and the documents incorporated by reference therein.

(b) No action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required, (b) if the Investor is outside the United States, it will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense and (c) the Company has not authorized anyone to make and has not made any representation, disclosure or use of any information in connection with the issue, placement, purchase and sale of the Shares, except as set forth or incorporated by reference in the base prospectus, the prospectus supplement or any free writing prospectus.

(c) If the Investor is an officer or director of the Company, or more than 10% shareholder in the Company, the Investor acknowledges and agrees that the Shares delivered may be deemed to be “control securities” under Rule 144 promulgated under the Securities Act and, accordingly, the resale of the Shares may be restricted under Rule 144 and the Shares may be subject to a restrictive legend under the Securities Act. Investor shall comply with any insider trading policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers or directors of the Company. The Investor agrees not to sell or otherwise dispose of the Shares in any manner which would constitute a violation of any applicable federal or state securities laws.

(d) The Investor has full right, power, authority and capacity to enter into this Subscription Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Subscription Agreement, and (b) this Subscription Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

(e) The Investor understands that nothing in this Subscription Agreement or the Disclosure Package, or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors and made such investigation as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

6. Representations, Warranties and Covenants of the Company.

The Company acknowledges, represents and warrants to, and agrees with, the Investors that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has full corporate power and authority to own and use its properties and its assets and conduct its business as currently conducted. The Company is not in violation of any of the provisions of its Second Amended and Restated Articles of Incorporation, as may be amended from time to time (the “Restated Articles”), or its Amended and Restated By-laws (the “Bylaws”) or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of any of the Shares and/or this Subscription Agreement, (ii) material adverse effect on the results of operations, assets, business or condition (financial and other) of the Company, or (iii) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Subscription Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b) The Company has prepared and filed in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and published rules and regulations thereunder adopted by the SEC, a “shelf” registration statement on Form S-3 (File No. 333-227683), which became effective on October 17, 2018, including a base prospectus relating to the securities registered pursuant to such registration statement, and such amendments and supplements thereto as may have been required to the date of this Subscription Agreement, including but not limited to, the prospectus supplement dated December 2018. The Company is not aware of any fact, condition or circumstance that could reasonably be expected to have a Material Adverse Effect that has not been previously disclosed in the Disclosure Package. Furthermore, no representation or warranty or other statement made by the Company in this Agreement, the Disclosure Package or otherwise in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make such statements not misleading.

(c) All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. All of such outstanding capital stock has been issued in compliance with applicable federal and state securities laws. The issuance and sale of the Shares as contemplated hereby will not obligate the Company to issue shares of common stock or other securities to any other person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(d) The Company has all corporate right, power and authority to enter into, execute and deliver this Subscription Agreement and each other agreement, document, instrument and certificate to be executed by the Company in connection with the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. This Subscription Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation). The Shares are duly authorized and, when issued and paid for in accordance with the applicable transaction documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all encumbrances.

(e) The execution and delivery by the Company of this Subscription Agreement and the issuance and sale of the Shares, Warrant and Note do not and will not (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect, (ii) conflict with or violate any provision of the Company’s Restated Articles or the Company’s Bylaws, and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party, nor result in the creation or imposition of any encumbrances upon any of the properties or assets of the Company, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(f) No approval by the holders of the Company’s common stock or other equity securities of the Company is required to be obtained by the Company in connection with the authorization, execution, delivery and performance of this Subscription Agreement or in connection with the authorization, issue and sale of the Shares, Warrant and Note.

(g) No consent, approval, authorization or other order of any governmental authority or any other third party is required to be obtained by the Company in connection with the authorization, execution, delivery and performance of this Subscription Agreement or in connection with the authorization, issue and sale of the Shares, Warrant and Note except for such post-sale filings as may be required to be made with the NASDAQ Capital Market, the SEC and with any state securities regulatory authority, all of which shall be made when required.

(h) No action, suit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or against any of its property or assets (i) with respect to the Subscription Agreement or any Other Investor Agreements or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect.

(i) to the Company’s knowledge: (i) the Company Intellectual Property as currently licensed or used by the Company, and the Company's conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(j) Solvency. After giving effect to the transactions contemplated by the Subscription Agreement and the Other Investor Agreements, the Company will be solvent, able to pay its debts as they mature, and have capital sufficient to carry on all businesses in which it is engaged.

(k) Enforceability. The Subscription Agreement and the Other Investor Agreements, when delivered, shall constitute legal, valid and binding obligations of the Company and shall be enforceable against the Company in accordance with their respective terms subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (b) rules of law governing specific performance, injunctive relief or other equitable remedies.

(l) Franchise Rights. The Company shall provide Investor with franchise rights for the Lower Florida Keys, subject to the terms contained in the Company’s standard franchise agreement. “Lower Florida Keys” shall mean the Florida Keys south of Marathon, Florida.

(m) Publicity and Form 8-K Filing Review. The Company shall provide the Investor with an advance copy for review of any publicity release or Form 8-K to be filed regarding this Agreement or the transactions contemplated hereby.

(n) Additional Covenants of the Company. The Company covenants and agrees that, from the Closing Date and until all of the obligations due to the Investor under the Note, the Warrant, and the Subscription Agreement have been finally and irrevocably paid in full in accordance with the terms hereof and thereof unless waived in writing by the Investor:

(i) Tax Statements. The Company will furnish to the Investor as soon as available, and in any event within sixty (60) days after December 31 of each year, Internal Revenue Service Form 1099 and all other reasonably required tax information applicable to the Investor.

(ii) Performance of Contractual Obligations. The Company will duly and punctually pay and/or perform its obligations under this Subscription Agreement and the Other Investor Agreements.

(iii) Preservation of Existence and Conduct of Business. The Company will preserve and maintain its existence and all of its leases, privileges, franchises, qualifications, and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

(iv) Indebtedness. The Company shall not create, incur, issue, assume, guarantee or otherwise become liable for any indebtedness with a priority higher than the Note. The outstanding current and any future obligations of the Company to its officers and/or managers and any additional debt instruments issued by the Company and not referred to in the preceding sentence shall be subordinated to the Note in all material respects.

7. Survival of Representations, Warranties and Agreements; Third Party Beneficiary. Notwithstanding any investigation made by any party to this Subscription Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Subscription Agreement and the delivery to the Investor of the Shares, Warrant and Note being purchased and the payment therefor until all obligations of the Company under this Agreement shall have been satisfied.

8. Notices. All notices or other communications hereunder (each a “Notice”) will be either (i) given in writing and delivered in person, (ii) sent by facsimile, (iii) sent by electronic mail, (iv) sent by overnight courier or (v) sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following address:

(a)	if to the Company, to: Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

Attention: Karen Bacon, Controller

Email: investor@arcimoto.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Glenlake One, Suite 200

4140 Parklake Avenue

Raleigh, NC 27612

Attention: W. David Mannheim

Fax: (919) 329-3804

Email: david.mannheim@nelsonmullins.com

(b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

Notice shall be deemed given on (a) the date such notice is personally delivered, (b) three (3) days after the mailing if sent by certified or registered mail, (c) one (1) business day after the date of delivery to the overnight courier if sent by overnight courier, or (d) the date such notice is transmitted by facsimile or electronic mail, if such transmission is prior to 5:00 p.m. Pacific Time on a business day, or the next succeeding business day if such transmission is later.

9. Interpretation. For purposes of this Subscription Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Subscription Agreement as a whole; and (d) the reference to “dollars” or “$” refers to United States dollars. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Subscription Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Subscription Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Subscription Agreement to the same extent as if they were set forth verbatim herein.

10. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Subscription Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. This Subscription Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

11. Changes. This Subscription Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

12. Headings. The headings of the various sections of this Subscription Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Subscription Agreement.

13. Integration and Severability. This Subscription Agreement and the Other Investor Agreements embody the entire agreement and understanding between the Investor and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision contained in this Subscription Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

14. Governing Law. This Subscription Agreement will be governed by, and construed in accordance with, the internal laws of the State of Oregon, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

15. Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Subscription Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16. Expenses. The Company shall pay all costs and expenses that it and the Investor incur with respect to the negotiation, execution, or delivery of this Subscription Agreement, including Three Hundred Thirty Five Thousand $335,000 for due diligence and continued advisory fees (“Due Diligence Fees”) and up to $50,000 for reimbursement of Investor’s counsel’s legal fees (“Legal Fees” and together with the Due Diligence Fees, the “Closing Fees”) to be paid at Closing. The Closing Fees shall be deducted by the Investor from the disbursement of the Aggregate Purchase Price paid to Company at the Closing.

17. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Subscription Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18. Counterparts. This Subscription Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor.

19. Electronic Signatures. The parties agree that the electronic signatures, whether digital or encrypted, of the parties included in this Subscription Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

20. Confirmation of Sale. The Investor acknowledges and agrees that Investor’s receipt of the Company’s signed counterpart to this Subscription Agreement, shall constitute written confirmation of the Company’s sale of the Shares, Warrant and Note to Investor.

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